Exhibit 23.1
                                     Consent

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion and incorporation by reference in the Amendment No. 1 to the registration statement of Checkpoint Systems, Inc. on Form S-3 (File No. 333-03177) of our report dated March 11, 1996, on our audits of the consolidated financial statements and financial statement schedule of Checkpoint Systems, Inc. as of December 31, 1995 and December 25, 1994, and for each of the three years in the period ended December 31, 1995, which report is included in the 1995 Annual Report of Checkpoint Systems, Inc. on Form 10-K. We also consent to the reference to our firm under the caption "Experts".





Coopers & Lybrand, L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania  19103
May 21, 1996



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